NEWS RELEASE

                                                                        CONTACT:
                                                                Robert R. Friedl
                            Vice President - Finance and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5479


          COLUMBUS MCKINNON COMPLETES SALE OF COBOURG, ONTARIO BUILDING

AMHERST, N.Y., July 21, 2005 -- Columbus McKinnon Corporation (Nasdaq: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced that it completed on July 15, 2005 the sale of its building and land in Cobourg, Ontario. The Company will lease back less than 30% of the facility it currently occupies under a one-year lease agreement. The facility serves as a sales office and warehouse for Columbus McKinnon, Limited, a subsidiary of Columbus McKinnon, which sells various material handling products manufactured by the Company into Canadian markets. Net proceeds to Columbus McKinnon for the sale of the property were approximately $1.6 million US, which will be applied to pay down debt. The favorable effect to net income in the second quarter of fiscal 2006, which ends on October 2, 2005, will be $0.3 million, or approximately $0.02 per diluted share.

Timothy T. Tevens, President and CEO of Columbus McKinnon commented, "We are pleased to successfully close on the sale of another underutilized property and generate additional cash for further debt reduction."

ABOUT COLUMBUS MCKINNON

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM.

SAFE HARBOR STATEMENT

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including the likelihood that the Company will be successful in the sale of its remaining asset held for sale and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.
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